Exhibit 10.2

PROPERTY ACQUISITION/DISPOSITION
AGREEMENT

          THIS AGREEMENT is made and entered into as of December 20, 2010, by and between Apple REIT Ten, Inc., a Virginia corporation (hereinafter referred to as “Owner”), and Apple Suites Realty Group, Inc., a Virginia corporation (hereinafter referred to as “Agent”).

W I T N E S S E T H:

          WHEREAS, Owner plans to conduct business as a “real estate investment trust,” and, in connection therewith, plans to, from time to time, acquire and dispose of real property, including particularly hotels, residential apartment communities and other income-producing real estate in selected metropolitan areas of the United States (hereinafter referred to individually as a “Property” and collectively as the “Properties”);

          WHEREAS, Owner desires to use the services of Agent as a broker in connection with the acquisition and disposition of the Properties on the terms set forth in this Agreement; and

          WHEREAS, Owner and Agent desire to enter into this Agreement for the purposes herein contained.

          NOW, THEREFORE, in consideration of the promises herein contained, and for other valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

          1. Engagement of Agent as Broker for the Properties. Owner hereby engages Agent as a broker in connection with the purchase and sale of the Properties, upon the conditions and for the term and compensation herein set forth. All or any portion of the services being performed by Agent may be contracted or subcontracted by Agent to another company, provided that such company agrees to be bound by the terms of this Agreement.

          2. Term of Agreement; Renewal. This Agreement shall be valid for an initial term of five (5) years ending December 20, 2015. Unless either party by written notice sent to the other party at least sixty (60) days before the end of any 5-year term hereof elects not to renew this Agreement, this Agreement shall renew automatically for successive terms of five (5) years on the same terms as contained herein.

          3. Acceptance of Engagement. Agent hereby accepts its engagement as a broker for the purchase and sale of the Properties and agrees to perform all services necessary to effectuate such purchases and sales which are customarily provided by commercial real estate brokers, and, without limitation, Agent agrees:

                    a. To supervise, on behalf of Owner, the preparation of contracts of purchase or sale for each Property, on such terms as are specified by Owner or its duly authorized representatives, and all other documents related thereto or required to effectuate such purchase or sale;

                    b. To coordinate the activities of, and act as liaison between Owner and, independent professionals connected with the purchase or sale of a Property, including attorneys, accountants, investment bankers, appraisers, engineers, inspectors, lenders, if any, and others;

                    c. To assist Owner and its authorized representatives in satisfying any conditions precedent to the purchase or sale of a Property, which shall include contracting on behalf of Owner with any third parties whose services are required to close any such purchase or sale;

                    d. To represent Owner at the closing of the purchase or sale of a Property, to coordinate the activities of professionals and other third persons connected with such closing, and to supervise the compliance by Owner with all requirements and customary actions associated with such purchase or sale, including, without limitation, the obtaining of property title insurance, the delivery and recordation of deeds and other instruments of conveyance, and the delivery and recordation, as required, of any documents evidencing loans obtained or made by Owner;

                    e. Generally to act on behalf of Owner in connection with such purchase or sale as a commercial real estate broker would customarily act with respect to such transaction, including the provision of such additional services as would normally be provided by such a person.

          4. Indemnification. Owner hereby agrees to indemnify and hold harmless Agent against and in respect of any loss, cost or expense (including reasonable investigative expenses and attorneys’ fees), judgment, award, amount paid in settlement, fine, penalty and liability of any and every kind incurred by or asserted against Agent by reason of or in connection with the engagement of Agent hereunder, the performance by Agent of the services described herein or the occurrence or existence of any event or circumstance which results or is alleged to have resulted in death or injury to any person or destruction of or damage to any property and any suit, action or proceeding (whether threatened, initiated or completed) by reason of the foregoing; provided, however, that no such indemnification of Agent shall be made, and Agent shall indemnify and hold Owner harmless against, and to the extent of, any loss that a court of competent jurisdiction shall, by final adjudication, determine to have resulted from willful misconduct, gross negligence or fraud by or on the part of Agent.

          5. Compensation of Agent.

                    (a) Owner shall pay to Agent a real estate commission in connection with each purchase of a Property in an amount equal to two percent (2%) of the gross purchase price of the Property (which does not include amounts budgeted for repairs and improvements), in consideration of Agent (or any person with whom Agent subcontracts or contracts hereunder) performing the services provided for in this Agreement in connection with the purchase of the Property. In consideration of Agent (or any person with whom Agent subcontracts or contracts hereunder) performing the services provided for in this Agreement in connection with the sale of a Property, Owner shall pay to Agent the following: a real estate commission in connection with the sale of a Property in an amount equal to two percent (2%) of the gross sales price of the Property, if, but only if, the sales price of the Property exceeds the sum of (A) Owner’s cost for the Property (consisting of the original purchase price plus all capitalized costs and expenditures connected with the Property), without any reduction for depreciation, and (B) ten percent (10%) of such cost. If the person from whom Owner purchases or to whom Owner sells a Property pays any fee to Agent, such amount shall decrease the amount of Owner’s obligation to Agent. Furthermore, Agent shall not be entitled to any real estate commission in connection with a sale of a Property by Owner to Agent or any Affiliate of Agent or the purchase of a Property by Owner from Agent or any Affiliate of Agent, but Agent will, in such case, be entitled to payment by Owner of its Direct Costs in such regard. The fees and expenses provided for herein shall be payable if Owner sells or purchases a property, sells shares in Owner or purchases shares in the owner of a property, effects a merger of Owner with another entity, or undertakes any other transaction, the purpose or effect of which is, in essence, to dispose of or purchase some or all Properties. In any case other than an actual sale or purchase of Properties, Owner and Agent shall in good faith agree upon an allocation of purchase price to each Property which is effectively disposed of or purchased. For purposes of this Agreement, person no. 1 is an “Affiliate” of person no. 2 if (1) person no. 1 directly or indirectly controls, is controlled by, or is under common control with, person no. 2, (2) person no. 1 owns or controls 10% or more of the voting securities or beneficial interests of person no. 2, or (3) person no. 1 is an executive officer, director, trustee or general partner of person no. 2; further if person no. 1 is an Affiliate of person no. 2, then person no. 2 is an Affiliate of person no. 1. Notwithstanding anything to the contrary in the definition of “Affiliate,” an Affiliate of the Agent shall be deemed to include, without limitation, any real estate investment trust or similar program (in addition to Owner) organized by or at the direction of Mr. Glade M. Knight for so long as Mr. Knight remains a director or executive officer of such program. For purposes of this Agreement, Direct Costs shall mean costs incurred to third parties by the Agent on behalf of Owner, not including any “mark-up” of such costs.

                    (b) In the event Owner purchases, sells, conveys or otherwise transfers a Property within ninety (90) days after the expiration of this Agreement to a person or persons with whom Agent on behalf of Owner has negotiated as a prospective purchaser or buyer of a Property during the term of this Agreement, Agent shall be deemed to have earned the compensation provided in Section 5(a) and such compensation shall be due and payable to Agent pursuant to the terms of this Agreement; provided, however, that (i) Agent substantially performs all of the duties and obligations that it would otherwise have under this Agreement if the Agreement had not terminated, and (ii) Agent has given written notice to Owner of the name of such purchaser or buyer prior to the expiration of the term of this Agreement.

                    (c) Notwithstanding anything to the contrary in this Agreement, Owner shall not be deemed to have acquired a Property from Agent or an Affiliate if (1) Agent or an Affiliate enters into a purchase contract for a Property and then assigns the purchase contract to Owner for nominal or no consideration, or (2) Agent or an Affiliate acquires a Property as an accommodation for Owner, and then transfers the Property to Owner at a price substantially equal to that paid by Agent or the Affiliate for the Property. In either such case, Agent shall be entitled to a real estate commission as if the Property were acquired by Owner from a non-Affiliated seller.

          6. Expenses.

                    (a) Owner shall pay directly or reimburse the Agent for the following expenses in addition to the compensation provided for in this Agreement:

(i) all costs of personnel used by Owner (whether employed by Owner or another entity) and involved in the business of Owner;

(ii) expenses incurred in connection with the initial investment of the funds of Owner, including all direct expenses incurred in connection with investigation and acquisition of Properties;

(iii) interest and other costs for borrowed money, including discounts, points and other similar fees;

(iv) taxes and assessments on income or property and taxes as an expense of doing business;

          (v) fees and commissions, including finder’s fees and brokerage commissions with respect to the acquisition and disposition of assets of Owner, whether payable to an Affiliate of the Agent or an unrelated person, including, without limitation, costs of foreclosure, maintenance, repair and improvement of Property;

(vi) costs associated with insurance required in connection with the business of Owner or by its Board of Directors;

(vii) expenses of managing and operating real property owned by Owner, whether payable to an Affiliate of the Agent or an unrelated person;

(viii) fees and expenses of legal counsel for Owner;

(ix) fees and expenses of independent auditors and accountants for Owner;

(x) all expenses in connection with payments to the Board of Directors or any committee thereof and meetings of the Board of Directors or any committee thereof and Shareholders;

          (xi) expenses associated with listing the Units on a national stock exchange or quoting the Units on the NASDAQ National Market System if requested by the Board of Directors, or with the issuance and distribution of any additional Units of Owner at any time, such as taxes, legal and accounting fees, listing and registration fees, and other expenses;

(xii) dividend and dividend distributions;

(xiii) expenses of organizing, revising, amending, converting, modifying or terminating Owner, the Articles of Incorporation or the Bylaws;

          (xiv) expenses of maintaining communications with Shareholders, including the cost of preparation, printing, and mailing annual reports and other Shareholder reports, proxy statements and other reports required by governmental entities; and

(xv) all costs and expenses associated with the office space used by employees involved in the business of Owner.

                    Expenses incurred by the Agent on behalf of Owner and payable pursuant to this Section, shall be reimbursed quarterly to the Agent within 60 days after the end of each quarter. The Agent shall prepare a statement documenting the expenses of Owner during each quarter, and shall deliver such statement to Owner within 45 days after the end of each quarter. Notwithstanding anything in this Agreement to the contrary, the Agent or the Owner may direct that reimbursement amounts otherwise payable to the Agent by the Owner shall instead be paid directly by Owner to such person or persons who or which are legally entitled thereto.

(b) Except as otherwise provided herein, the Agent shall pay all expenses of performing its obligations under this Agreement, including, without limitation, the following expenses:

          (i) employment expenses of the Agent, including, but not limited to, salaries, wages, payroll taxes, costs of employee benefit plans, and temporary help expenses, except to the extent that such expenses are otherwise reimbursable pursuant to Section 6(a) of this Agreement or the Articles of Incorporation or Bylaws;

(ii) audit fees and expenses of the Agent;

(iii) legal fees and other expenses of professional services to the Agent;

(iv) rent, telephone, utilities and other office expenses of the Agent;

(v) insurance of the Agent; and all other administrative expenses of the Agent.

          7. Power of Attorney. Owner hereby makes, constitutes and appoints Agent its true and lawful attorney-in-fact, for it and in its name, place and stead and for its use and benefit to sign, acknowledge and file all documents and agreements (other than contracts for purchase or sale of a Property, promissory notes, mortgages, deeds of trust or other documents or instruments which would bind Owner to purchase or sell a Property, result or evidence the incurrence of debt by Owner, or encumber a Property) necessary to perform or effect the duties and obligations of Agent under the terms of this Agreement. The foregoing power of attorney is a special power of attorney coupled with an interest. It shall terminate when this Agreement terminates as provided herein.

          8. Relationship of Parties. The parties agree and acknowledge that Agent is and shall operate as an independent contractor in performing its duties under this Agreement, and shall not be deemed an employee of Owner.

          9. Entire Agreement. This Agreement represents the entire understanding between the parties hereto with regard to the transactions described herein and may only be amended by a written instrument signed by the party against whom enforcement is sought.

          10. Governing Law. This Agreement shall be construed in accordance with and be governed by the laws of the Commonwealth of Virginia without regard to conflicts of law.

          11. Exclusion of Third Party Beneficiary. This Agreement is not intended for the benefit of any person or entity who is not a party to this Agreement, and no such person or entity shall have any rights in connection with this Agreement, whether for enforcement or otherwise.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OWNER:

APPLE REIT TEN, INC.,
a Virginia corporation

By:	/s/ Glade M. Knight

Title:	Glade M. Knight, President

AGENT:

APPLE SUITES REALTY GROUP, INC.,
a Virginia corporation

By:	/s/ Glade M. Knight

Title:	Glade M. Knight, President